EXHIBIT 23.2


INDEPENDENT AUDITORS' CONSENT AND REPORT ON SCHEDULE

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-33443 on Form S-1 of our report dated March 7, 1995 (October __, 1997 as to the effects of the reverse stock split discussed in Note 10), on the consolidated statements of income, shareholders' equity (deficit), and cash flows of OutSource International, Inc. and Subsidiaries for the year ended December 31, 1994, appearing in the Prospectus, which is part of this Registration Statement and to the reference to us under the headings "Selected Consolidated Financial Data" and "Experts" in such Prospectus.

Our audit of the consolidated financial statements referred to in our aforementioned report also included the consolidated financial statement schedule for the year ended December 31, 1994 of OutSource International, Inc. and Subsidiaries, listed in Item 16(b). This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audit. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


Fort Lauderdale, Florida
October __, 1997

                          ___________________________

The consolidated financial statements reflect the .65 for one reverse split of the Company's outstanding common stock which is to be effected on or about October 10, 1997. Our consent is in the form which will be furnished by McGladrey & Pullen, LLP upon completion of such reverse split, which is described in Note 10 to the consolidated financial statements and assuming that from March 7, 1995 to the date of such reverse split, no other events shall have occurred that would affect the accompanying consolidated financial statements and notes thereto.

/s/ MCGLADREY & PULLEN, LLP

Fort Lauderdale, Florida
September 23, 1997